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                                   Exhibit 10

                     Outside Directors' Compensation Package


         In June 1997, the Company's Board of Directors approved a new compensation package for the Company's outside directors which provides for: (i) an annual fee of $17,000, of which $12,000 will be paid in the form of Company stock; (ii) additional fees of $1,000 for each Board and Committee meeting attended ($1,250 per Committee meeting for Committee Chairpersons); and (iii) annual grants of nonqualified stock options to purchase 2,000 shares of Company stock at the fair market value of such stock on the date of the grant, such options to vest after two years (subject to possible acceleration) and to extend for 10 years (subject to possible earlier termination).

         New outside directors also receive a grant of 5,000 nonqualified stock options under the Company's 1994 Non-Employee Directors' Stock Option Plan at the time they join the Board.